Exhibit 99.1

Paylocity Announces Andres Reiner Joining Board of Directors

ARLINGTON HEIGHTS, Ill., September 8, 2014 — Paylocity (Nasdaq: PCTY) a leading provider of cloud based payroll and human capital management software, today announced Andres Reiner, President, CEO and Director of PROS Holdings, Inc. (NYSE: PRO) has joined the company’s board of directors. Reiner’s appointment brings the board total to six.

“We are excited to welcome Andres to Paylocity’s Board of Directors. His experience, insight and knowledge will enhance our ability to continue delivering innovative HCM software to medium sized business across the country,” says Steve Beauchamp, Paylocity President and CEO.

Reiner brings to Paylocity a wealth of experience in leading high-tech growth strategies. Since his appointment as PROS President and CEO in 2010, the company has reported record revenue growth, expanded its global business operations and acquired two companies. In his preceding 10 years with PROS, Reiner held a broad range of leadership roles that provide the breadth of experience and understanding of how to drive growth, including products and product management, marketing, global alliances, science and research, and development of the company’s next-generation software portfolio.

Prior to his tenure at PROS, Reiner held various technical and management positions in technology companies, including Platinum Technology and ADAC Healthcare Information Systems. He holds a B.S. in computer science from the University of Houston and attended Rice University’s Jesse H. Jones Graduate School of Management.

“It’s an honor to join the Paylocity Board of Directors,” said Reiner. “Paylocity is leading its industry in technology and commitment to elevating the role of payroll and HR professionals. Along with the other board members and the executive team, I look forward to contributing to the growth and shareholder value of Paylocity.”

In addition to Reiner, Paylocity’s board of directors consists of Steve Sarowitz, Paylocity founder and Chairman; Steve Beauchamp, Paylocity President and CEO; Jeffrey Diehl, partner with Adams Street Partners; Mark Mishler, President, Chief Executive Officer and Director of Interstate National Corporation; and Ronald Walters, business consultant and former President, Director and CEO of LoJack.

About Paylocity

Paylocity is a provider of cloud-based payroll and human capital management, or HCM, software solutions for medium-sized organizations. Paylocity’s comprehensive and easy-to-use solutions enable its clients to manage their workforces more effectively.  Paylocity’s solutions help drive strategic human capital decision-making and improve employee engagement by enhancing the human resource, payroll and finance capabilities of its clients. For more information, visit www.paylocity.com.

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Media Contact:

Rebecca Everding

Director of Marketing
reverding@paylocity.com

M: 222.254.0088

www.paylocity.com